CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of F/m Long- Term Treasury Inflation-Protected Security (TIPS) ETF, a series of The RBB Fund, Inc., under the headings “Portfolio Holdings Information” and “General Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 30, 2025